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                                                                    EXHIBIT 99.3



CONTACT: Michael Berman                                   FOR IMMEDIATE RELEASE
         (312) 279-1496                                   October 17, 2005



                    ELS CEO COMMENTS ON THIRD QUARTER RESULTS


         CHICAGO, IL - OCTOBER 17, 2005 - Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced comments on the Company's third quarter performance. The comments reflect the prepared remarks of Thomas Heneghan, President and CEO of the Company. The remarks should be read in conjunction with the third quarter earnings release issued separately today.

         "We are very pleased with our results for the third quarter of 2005 and continue to be optimistic about the remainder of 2005 as well as our prospects for 2006.

         Our operations reflect success on a number of goals that we had established at the beginning of the year.

         Our increased sales volumes for both the quarter and year-to-date period include both improved sales performance in our core portfolio, as well as successful new sales programs initiated at some of our recently acquired properties. We believe our ability to increase sales volumes despite a strong single-family home market indicate that we offer an attractive alternative to those customers who either cannot or do not want to commit significant capital to the purchase of a single-family home.

         In many of the markets where we operate, the average price of a new single family home is in excess of $250,000. For those customers seeking a seasonal or second home product or looking to down-size their housing choice to generate capital for other needs or desires, these prices and associated carrying costs put single-family homes out of reach or represent an impractical use of their resources. In comparison, we offer attractive new detached resort homes or cottages at price points from as low as $40,000 to over $100,000. In addition, the carrying costs, including lease payments, are competitive. While it is true that leasing the land does not allow our customers to speculate on continued appreciation in land prices, it also mitigates the risk that any slow-down in the housing market will put their hard-earned savings at risk.

         We also believe our locations and price points would be attractive to customers seeking a more flexible product than whole ownership. It is with this in mind that we were pleased to announce our expected relationship with Privileged Access.

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         The guidance we have provided for 2005 and 2006 reflects the solid fundamentals underlying our business. Our focus has always been to own high quality real estate capable of producing stable and predictable cash flow. Our recent acquisitions of properties serving recreational vehicle owners include a higher level of shorter-term rental income. We believe a portion of these customers will become long-term renters over time and have recently rolled out a loyalty program that provides benefits to our customers while promoting a longer-term relationship with us.

         There has been recent media focus on the rising price of gasoline and utilities. While still early, we do not see this environment negatively impacting the revenue side of our resort business. The warmth of the sun in our Sunbelt locations looks attractive when compared to the costs of heating homes in the North. Estimates of increases of $1,000.00 or more to heat homes in the winter appear to easily justify the few hundred dollars more it may cost to enjoy our Sunbelt communities.

         We continue to seek investments consistent with our business plan. During the third quarter we increased our presence in the Northeast, adding properties in vacation and retirement destinations, including Old Orchard Beach, Maine; Cape Cod, Massachusetts; the Lake George area of New York; and Lake Ontario frontage in upstate New York. These properties represent over 3,500 sites, with 2,800 sites rented by annual or long-term customers. We believe these properties represent attractive locations next to major metropolitan areas for weekend or vacation homes while also being attractive to our Sunbelt customers as a way to spend the summer in a cooler environment.

         Finally, I would like to thank our employees for their hard work so far this year and for their preparation for our upcoming winter season."

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate", "expect", "believe", "intend", "may be" and "will be", and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements

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are based on management's present expectations and beliefs about future events.
As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 285 quality properties in 28 states and British Columbia consisting of 106,492 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

         A webcast of these remarks will be available via the Company's website prior to the Company's conference call at 10:00 a.m. Central time on October 18, 2005. The conference call will not have any prerecorded remarks and will be limited to questions and answers from interested parties.

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